EXHIBIT 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and among Iberdrola USA, Inc., a New York corporation (the “Company”), Iberdrola USA Management Corporation, a Delaware corporation (“IUMC”), and Robert D. Kump (the “Executive”) as of October 1, 2010.

The Board of Directors of the Company (the “Board”) and the Board of Directors of IUMC have determined that it is in the best interests of the Company and IUMC, respectively, that the Executive continue his employment as a member of the management of the Company and of IUMC.

The Executive is willing to commit himself to serve the Company and IUMC, on the terms and conditions herein provided.

In order to effect the foregoing, the Company, IUMC and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in Section 15 hereof.

2. Employment. IUMC hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and IUMC, on the terms and conditions set forth herein, during the term of this Agreement (the “Term”).

3. Term of Agreement. The Term will commence on the date hereof and end on the Date of Termination.

4. Position and Duties. The Executive shall serve as Chief Executive Officer of the Company and shall have such responsibilities, duties and authority that are consistent with such position as may from time to time be assigned to the Executive by the Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates. The Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations.

5. Compensation and Related Matters.

5.1. Base Salary. IUMC shall pay the Executive a base salary (“Base Salary”) during the period of the Executive’s employment hereunder, which shall be at an initial rate of Six Hundred Thousand Dollars ($600,000.00) per annum. The Base Salary shall be paid in accordance with the Company’s standard payroll practices. The Base Salary shall not be decreased during the Term.

5.2. 2010 Annual Bonus. The Company shall pay to Executive a bonus in respect of his work under this Agreement during 2010 in accordance with this Section 5.2 (the “2010 Bonus”).

Executive shall be eligible to receive a bonus in respect of the period from October 1, 2010 through December 31, 2010 of up to One Hundred Fifty Thousand Dollars ($150,000), as determined by the Company based upon the achievement at the “Good” level of Iberdrola-wide and Company-wide objectives set in connection with the Company’s Annual Executive Incentive Plan (the “AEIP”) and individual objectives set by the Company. Any bonus awarded under this paragraph shall be payable at the time the Company generally pays such bonuses to participants in the AEIP, but in no event later than March 15, 2011.

The 2010 Bonus shall be in lieu of any participation by the Executive in the AEIP and Executive hereby forfeits and waives any participation in the AEIP in respect of 2010.

5.3. Annual Bonus. Beginning in 2011 and thereafter for each year during the Term, Executive shall be eligible to participate in the Annual Executive Incentive Plan (“AEIP”), Executive’s AEIP opportunity at target under the AEIP shall be equal to 55% of his Base Salary at the beginning for such year, and the maximum opportunity shall be equal to 110% of the Base Salary.

5.4. Strategic Bonus Program. Executive shall be eligible to participate in the Iberdrola, S.A. Strategic Bonus Program and any successor thereto (the “Program”) beginning with new grants that occur after the date hereof, the first of which is expected to occur in 2011. The Executive’s maximum opportunity for the first award under the Program shall be decided upon approval of the new Program by the Remuneration Committee of Iberdrola SA and will be set with reference to Executive’s level according to the Iberdrola Group classification system. Participation in the Program shall be in lieu of any participation in the Company’s Performance Share Plan. In the event Executive’s employment continues beyond March 31, 2011 and he shall not have received a grant under the Program by such date, then in lieu of participation in the Program the Company shall continue to make annual grants to the Executive under its Performance Share Plan (or any successor thereto) in an amount at least as much as the grant received by the Executive in 2010 until such time as the Executive begins participation in the Program.

5.5. Non-qualified Individual Account Balance Deferred Compensation Arrangement.

(A)	As of the date first mentioned above, Executive will be a participant in an employer-funded non-qualified individual account deferred compensation arrangement (the “Arrangement”) to be provided by the Company. Benefits will be payable to the Executive or his designated beneficiary under the terms of the Arrangement. The Arrangement may be subject to an agreement whereby a financial vehicle within the Company’s best practice principles (“the Vehicle”) is constituted, and under which contributions will be set aside to fund the Executive’s benefits under the Arrangement. Funds within the Vehicle may be invested as directed by the Fiduciary Committee of the Company, including investments held by insurance companies. The Arrangement will be put in place on or before December 31, 2010 and contributions in respect of 2010 shall be made on or before such date.

(B)	The Company shall make contributions under the Arrangement for the Executive’s benefit in an annual amount equal to 10% of the Base Salary. Contributions under the Arrangement shall be made not less than annually.

(C)	The Company shall use its best efforts to structure the Vehicle in a manner that will defer inclusion of Arrangement benefits in the Executive’s taxable income until such amounts are actually received by the Executive.

(D)	Upon Executive’s termination of employment with the Company or upon Executive’s retirement, the Company will make one final contribution corresponding to the year of termination. The final contribution will be calculated on a prorated basis, based on the portion of the contribution period during which Executive was employed by the Company. Other than as stated in this Section 5.5(D), all of the Company’s obligations to make contributions under the Arrangement will immediately cease upon termination of the Executive’s employment for any reason.

(E)	The form of payment to Executive or his designated beneficiary shall be as specified in the Arrangement and may be made as a single lump sum, instalment payments, a life annuity, a joint and survivor annuity, or any combination thereof, as timely elected by the Executive in accordance with the Arrangement.

(F)	Executive shall not be eligible to participate in the Energy East Supplemental Executive Retirement Plan (the “SERP”) or the Energy East Excess Plan (the “Excess Plan”), and Executive agrees to, and hereby does, waive, relinquish and forfeit all rights to participation in the SERP and the Excess Plan.

5.6. Amounts Owed Pursuant to Agreement and Release. Executive and the Company acknowledge and agree that the Agreement and Release between Executive and the Company executed on September 25, 2009 shall remain in full force and effect (to the extent not previously satisfied) except as amended herein. Executive and the Company agree that the amount payable to Executive pursuant to. Paragraph 2(B) of the Agreement and Release shall be increased by an amount equal to the amount earned by the Energy East Management Corporation Benefit Trust on its investment of $3,333,241 in a financial vehicle to be selected by the Company in a commercially reasonable manner consistent with the goal of obtaining a net guaranteed level of interest without risk of loss of principal. In the event Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason and early termination or redemption fees are incurred in connection with the financial vehicle referenced in this Section, the amount of such early termination or redemption fees shall be deducted from the amount otherwise payable to Executive hereunder; in any other circumstances, no such early termination or redemption fees may be deducted from the amount otherwise payable to the Executive hereunder. Under no circumstances will any losses with respect to any such investment be passed along to Executive; rather, the Company guarantees that Executive shall receive not less than $3,333,241 at the time payment is due.

5.7. Benefit and Long-Term Incentive Plans. The Executive shall continue to be entitled to participate in or receive compensation and/or benefits, as applicable, under all “employee benefit plans” (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”)) subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that Executive shall not be eligible to participate in any compensation plans (except as explicitly referenced in this Agreement) or nonqualified pension benefit plans; and provided further that there shall be no duplication of the compensation and benefits created by this Agreement.

5.8. Expenses. Upon presentation of reasonably adequate documentation to IUMC, the Executive shall receive prompt reimbursement from IUMC for all reasonable and customary business expenses incurred by the Executive in accordance with IUMC policy in performing services hereunder or prior to the date hereof. In addition, IUMC shall pay Executive’s reasonable attorneys’ fees incurred in connection with the negotiation and drafting of this agreement in an amount not to exceed $5,000.

6. Compensation Related to Disability. During the Term of this Agreement, during any period that the Executive fails to perform the Executive’s full-time duties with the Company and IUMC as a result of incapacity due to physical or mental illness, IUMC shall pay the Executive’s Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or any affiliate during such period, until the Executive’s employment is terminated by the Company for Disability; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Base Salary payment under disability benefit plans of the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment.

7. Compensation Related to Termination.

7.1. Termination by the Company Without Cause, by Executive for Good Reason, or by Reason of Executive’s Death or Disability. If the Executive’s employment shall be terminated by the Company without Cause, by Executive for Good Reason, or by reason of the Executive’s death or disability, Executive shall be entitled to receive (a) a lump sum payment payable six months and one day after the Date of Termination equal to the sum of (i) the Base Salary and (ii) an amount equal to Executive’s AEIP award for the prior year; (b) amounts payable under the AEIP, the Program, and the Performance Share Plan in accordance with their terms; and (c) all compensation and benefits payable to the Executive through the Date of Termination under any compensation or benefit plan, program or arrangement maintained by the Company or IUMC during such period and in which Executive participated as of the Date of Termination. In addition, unless IUMC elects to waive Executive’s compliance with the provisions of Section 9 of the Employee Invention and Confidentiality Agreement made as of February 8, 2001 between Executive and IUMC from and after the date that is six months after the Date of Termination, IUMC shall make an additional lump sum payment to the Executive equal to six months of the Base Salary, payable on the date that is nine months after the Date of Termination; provided that IUMC must give notice of such election no later than three months after the Date of Termination.

7.2. Termination by the Company for Cause; Termination by Executive Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, IUMC shall pay (a) the Executive’s Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Agreement or any compensation or benefit plan, program or arrangement maintained by the Company or IUMC during such period and in which Executive participated as of the Date of Termination.

7.3. No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 7, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 7 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in a form to be provided by the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment. The Company shall provide such release to Executive not more than fifteen days after the Date of Termination.

8. Termination Procedures.

8.1. Notice of Termination. During the Term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other parties hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if the termination is purported to be by the Company for Cause or by Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

8.2. Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the fulltime performance of the Executive’s duties during such thirty (30) day period), and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not (except in the case of a termination for Cause) be less than thirty or more than sixty days (except in the case of a termination without Cause, in which event such date shall be no more than ninety days) from the date such Notice of Termination is given.

9. Employee Invention and Confidentiality Agreement. Executive agrees that he continues to be bound by the Employee Invention and Confidentiality Agreement made as of February 8, 2001 between Executive and IUMC (the “Confidentiality Agreement”). Notwithstanding the foregoing, the parties agree that, in light of the consideration Executive is receiving under this Agreement, Executive shall in no event be eligible to receive any payments pursuant to Section 10 of the Confidentiality Agreement, including but not limited to Special Severance Payments (as defined therein). In addition, the parties agree that the definition of “Territory” in Section 17.12 thereof shall be deleted and replaced with the following language: “‘Territory’ shall mean every state in which the Company or any of its direct or indirect subsidiaries operates as of the Date of Termination, which as of October 15, 2010 comprises Connecticut, Massachusetts, Maine, and New York.”

10. Successors: Binding Agreement.

10.1. In addition to any obligations imposed by law upon any successor to the Company or IUMC, the Company or IUMC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or IUMC, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or IUMC would be required to perform it if no such succession had taken place.

10.2. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

11. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company and IUMC:

Iberdrola USA, Inc.

Iberdrola USA Management Corporation

18 Link Drive; P.O. Box 5224

Binghamton, NY 13902-5224

Attention: Vice President — Human Resources

With a copy to:

Robert N. Holtzman, Esq.

Kramer Levin Naftalis & Frankel

LLP 1177 Avenue of the Americas

New York, New York 10036

To the Executive:

Robert D. Kump

77 Woodlands Drive

Falmouth, Maine 04105

With a copy to:

Wayne N. Outten, Esq.

Outten & Golden LLP

3 Park Avenue, 29th Floor

New York, New York 10016

12. Miscellaneous.

12.1. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, except as otherwise specifically provided in this Agreement, is hereby terminated and cancelled. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company, IUMC or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

12.2. References in this Agreement to employee benefit plans, compensation plans, incentive plans, pension plans, disability policies or similar plans, programs or arrangements of the Company include such plans, programs or arrangements of IUMC if maintained for the benefit of the Company’s executives or employees of IUMC.

12.3. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Settlement of Disputes; Arbitration. All claims by the Executive, for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. The arbitrator shall award attorneys’ fees and costs to the prevailing party in any such arbitration proceeding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15. Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:

(A) “Base Salary” shall have the meaning stated in Section 5.1 hereof.

(B) “Board” shall mean the Board of Directors of the Company.

(C) “Cause” for termination by the Company of the Executive’s employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company and IUMC (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or Executive’s resignation for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(D) “Company” shall mean Iberdrola USA, Inc. and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(E) “Date of Termination” shall have the meaning stated in Section 8.2 hereof.

(F) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company and IUMC for a period of at least four months, the Company shall have thereafter given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(G) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(H) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent), of any of the following acts by the Company, unless such act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(a)	the removal from Executive of his title of Chief Executive Officer;

(b)	the assignment to Executive of duties, responsibilities, or authorities, or failure to assign to Executive duties, responsibilities, or authorities, consistent with his position as the chief executive officer of the Company; or

(c)	the Company requires Executive, without his consent, to move his principal office to a location that would cause Executive’s regular commute to be both (i) substantially longer than his commute prior to such move and (ii) in excess of one hour.

(I) “Notice of Termination” shall have the meaning stated in Section 8.1 hereof.

(J) “Term” shall have the meaning stated in Section 3 hereof.

16. Section 409A of the Code. It is the intention of the parties that this letter comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this letter will be interpreted in a manner intended to comply with Section 409A. All payments under this letter are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). The Company shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with this letter (including any taxes and penalties under Section 409A), and shall indemnify and hold you (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this letter to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and you are not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this letter, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

IBERDROLA USA, INC.

By:	/s/ Paul K. Connolly, Jr.
Name:	Paul K. Connolly, Jr.
Title:	Vice President, General Counsel, and Secretary

IBERDROLA USA MANAGEMENT CORPORATION

By:	/s/ Paul K. Connolly, Jr.
Name:	Paul K. Connolly, Jr.
Title:	Vice President, General Counsel, and Secretary

EXECUTIVE

/s/ Robert D. Kump
Robert D. Kump